Exhibit 10.2

23 December 2010

The Royal Bank of Scotland plc

Level 5

135 Bishopsgate

London EC2M 3UR

Dear Sirs

Loan Agreement dated 29 March 2007 as amended by a side letter dated 24 July 2007, a supplemental letter agreement dated 26 March 2008, a supplemental agreement dated 27 March 2009, a side letter dated 27 May 2009, a side letter dated 3 September 2009, a side letter dated 31 December 2009, a supplemental agreement dated 7 January 2010, a side letter dated 28 February 2010, a side letter dated 31 March 2010, an amending and restating agreement dated 6 May 2010 and a supplemental letter agreement dated 16 August 2010 each made between (i) Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp. and Sunswyck Maritime Corp. as joint and several Borrowers, (ii) the banks and financial institutions listed therein as Lenders, (iii) the Royal Bank of Scotland plc as Mandated Lead Arranger and (iv) the Royal Bank of Scotland plc as Bookrunner, Agent, Security Trustee and Swap Bank relating to a term loan facility of US$150,000,000 (together the “Loan Agreement”)

Reference is hereby made to (i) the Loan Agreement and (ii) the Letter Agreement dated as of 12 November 2010 (the “Forbearance Letter”) whereby the Lenders agreed subject to the conditions therein to forbear from exercising any of the rights or remedies arising from the Events of Default as specified therein (the “Specified Events of Default”). Capitalized terms defined in the Loan Agreement or the Forbearance Letter and not otherwise defined herein are used herein as therein defined.

In order to allow time for TBS International plc and its affiliates to work with their various lenders (including the Lenders party to the Loan Agreement) towards a mutually agreeable solution on their outstanding indebtedness, we hereby request that the Lenders extend the period under which they agreed to forbear from exercising any of the rights or remedies arising from the Specified Events of Default available to them under the Finance Documents or under applicable law (all of which rights and remedies are hereby expressly reserved by the Lenders) until the earlier of (i) the occurrence of a Forbearance Termination Event and (ii) 12:01 a.m. E.S.T. on 1 February 2011 (the “Forbearance Extension Period”).  As used herein; a “Forbearance Termination Event” shall mean the occurrence of (i) any Event of Default under the Loan Agreement other than the Specified Events of Default or the Further Specified Events of Default (as defined below) or (ii) a breach of any of the conditions of this letter.

Such forbearance in respect of the Lenders’ rights and remedies under the Finance Documents is conditioned upon and subject to TBS International plc and/or their applicable subsidiaries and affiliates having entered into amendments, waivers, forbearances or other modifications on or before 29 December 2010 in respect of each of (i) the other loan facilities listed on Schedule 1 hereto and (ii) any swap and guarantee facilities to which TBS International plc and/or their applicable subsidiaries and affiliates are a party, deferring and/or forbearing until no earlier than 1 February 2011 any rights of the respective creditor parties under such facilities arising as a result of the Specified Events of Default and Further Specified Events of Default.

(A)        In connection with your agreement hereunder, TBS International plc agrees:-

(a)                             that, subject to fulfilment of the condition set out in paragraph (B) below, $6,175,000 of the funds on the Restricted Equity Deposit Account shall be utilised by the Borrowers to meet payment of the delivery instalment of the Contract Price under the Shipbuilding Contract for Ship E which is scheduled for delivery on 5 January 2011;

(b)                            that each of the conditions referred to in (B) 1-5, 7 and 8 of the Forbearance Letter shall continue to apply during the Forbearance Extension Period;

(c)                             that the Term Sheet (as hereinafter defined) shall be read and construed to include the term that TBS International plc to provide on a semi annual basis within such period as may be agreed after the end of each financial half year updated financial projections for a period of not less than 24 months;

(d)                            not to agree to any material amendments to the Global Term Sheet as set out in Schedule 5 without the prior written consent of the Agent.

(B)                                TBS International plc’s agreement to utilise the $6,175,000 of the funds on the Restricted Equity Deposit Account to meet the payment of the delivery instalment for Ship E is conditional upon the Agent providing to TBS International plc prior to 5 January 2011 confirmation that all the Lenders have approved, subject to documentation, the proposed restructuring of the Loan Facility as per the term sheet attached at Schedule 4 (the “Term Sheet”), which approval shall be evidenced by the Agent providing TBS International plc with a copy of this letter signed by each Lender.

In the event that the condition specified in (B) above is not satisfied by 5 January 2011, then only $1,335,000 of the scheduled equity portion of the delivery instalment of Ship E (being $2,420,000) shall be utilised out of the Restricted Equity Deposit Account to meet the payment of such delivery instalment on delivery of Ship E (with the balance of such equity portion coming from cash flow) provided that TBS International plc agrees that, once the condition specified in (B|) above is subsequently satisfied after 5 January 2011, the Agent shall be entitled to request with the approval of all the Lenders that the balance of the funds on the Restricted Equity Deposit Account shall be applied towards prepayment of Loan E and that upon such request such prepayment shall be promptly made.

The Agent, for and on behalf of the Lenders, agrees that the drawdown for the Loans in respect of Ship D, Ship E and Ship F shall be modified to accommodate the above so that:

(i)                                     in the case where the $6,175,000 of the funds on the Restricted Equity Deposit Account are utilised to meet the payment of the delivery instalment for Ship E on delivery, the drawdown schedule is as set out in Schedule 3 Part (B);

(ii)                                  in the case where only $1,335,000 of the funds on the Restricted Equity Deposit Account are utilised to meet the payment of the delivery instalment for Ship E on delivery and the balance of the funds on the Restricted Equity Deposit Account are subsequently applied upon request of the Agent with the approval of all the Lenders towards prepayment of Loan E upon satisfaction of the condition specified in (B) above, the Borrowers shall be permitted to redraw the funds so prepaid after 5 January 2011 and so that the drawdown schedule is as set out in Schedule 3 Part (C).

Furthermore, the Agent, for and on behalf of the Lenders, agrees that for the purposes of determining whether the loan to value conditions specified in Clauses 4.2(a)(iii) and 4.2(b)(iii) and at the end of Clause 9.1)(g) of the Loan Agreement are satisfied in relation to the drawdown of the Advances relative to Ship D and Ship F under the applicable revised drawdown schedule:

(i)                                     the “Loans” shall exclude that part of the debt which has been attributed to such Ship which prior to the changes to the drawdown schedule would have been attributable to Ship E; and

(ii)                                  the amount of debt which would have been attributable to Ship E shall be the amount which would have been available for drawing when carrying out the tests in Clauses 4.2(a)(iii) and 4.2(b)(iii) and in the proviso at the end of Clause 9.1(g) of the Loan Agreement on delivery of Ship E as if there had been no rescheduling of the drawdowns.

Once all of Ship D, Ship E and Ship F have been delivered, the Lenders shall re-allocate the debt so that it is equal among the three Ships referred to above.

Subject to the terms and conditions set forth above, by counter-signing this letter the Agent, for itself and on behalf of the other Lenders, agree to forbear from exercising any of the rights or remedies arising solely from the Specified Events of Default and the defaults under Clause 19.1(f)(i), Clause 19.1(f)(ii) and Clause 19.1(g)(ix) of the Loan Agreement (the “Further Specified Events of Default”) arising from the suspension of payments by TBS International plc and its affiliates of certain scheduled principal installments owing in respect of Financial Indebtedness of such persons during the Forbearance Extension Period, as more particularly described in Schedule 2 hereto on the terms set forth in the Forbearance Letter, as modified by the terms above.

Yours faithfully,

TBS INTERNATIONAL PLC
for itself, the Borrowers and the Corporate Guarantor

By:	/s/ Ferdinand V. Lepere
Name: Ferdinand V. Lepere
Title: Senior Executive Vice President Finance

Acknowledged and Agreed,

THE ROYAL BANK OF SCOTLAND PLC
as Agent

By:	/s/ Jaine Tobin
Name: Jaine Tobin
Title: Associate Director

Acknowledged and Agreed,

THE ROYAL BANK OF SCOTLAND PLC
as Lender

By:	/s/ Christopher L. Patrick
Name: Christopher L. Patrick
Title: Director, Transaction & Portfolio Management

Acknowledged and Agreed,

CITIBANK, N.A.
as Lender

By:	/s/ N. Thomas Eck
Name: N. Thomas Eck
Title: Vice President

Acknowledged and Agreed,

LANDESBANK HESSEN-THURINGEN GIROZENTRALE
as Lender

By:	/s/ Gerhard Winklmeier
Name: Gerhard Winklmeier
Title: Senior Vice President

By:	/s/ Ralf Goebel
Name: Ralf Goebel
Title: Senior Vice President

Acknowledged and Agreed,

NORDDEUTSCHE LANDESBANK GIROZENTRALE
as Lender

By:	/s/ Christian Shmeding
Name: Christian Shmeding
Title:

By:	/s/ Sebastian Schubert
Name: Sebastian Schubert
Title:

Acknowledged and Agreed,

SANTANDER UK PLC
as Lender

By:	/s/ Mark McCarthy
Name: Mark McCarthy
Title: Head of Shipping

Acknowledged and Agreed,

BANK OF AMERICA, N.A.
as Lender

By:	/s/ Robert L. Wallace, Jr.
Name: Robert L. Wallace, Jr.
Title: Senior Vice President

Schedule 1

TBS CREDIT FACILITIES

Bank of America Credit Facilities

DVB Group Merchant Bank (Asia) Ltd Credit Facility

Credit Suisse Credit Facility

AIG Commercial Equipment Finance, Inc. Credit Facility

Commerzbank AG Credit Facility

Berenberg Bank Credit Facility

The Royal Bank of Scotland Credit Facility

Schedule 2

Facility	Principal Amount	Date
Bank of America Facility as amended and restated on 26 March 2008	$9,500,000	31 December 2010
AIG Facility dated as of 7 December 2007	$1,750,000	1 January 2011
DVB Facility dated as of 16 January 2008	$2,608,000	25 January 2011

Schedule 3

Revised Drawdown Schedule

(A)          Existing Drawdown Schedule

	Ship D	Ship E	Ship F
Delivery Advance	$5,000,000	$5,000,000	$5,000,000
Cash Flow	$1,085,000	$0	$0
Restricted Cash	$1,335,000	$2,420,000	$2,420,000
Payment to Seller	$7,420,000	$7,420,000	$7,420,000

(B)           Revised Drawdown Schedule (with utilisation of all funds on Restricted Deposit Equity Account on delivery of Ship E)

	Ship D	Ship E	Ship F
Delivery Advance	$7,420,000	$160,000	$7,420,000
Cash Flow	$0	$1,085,000	$0
Restricted Cash	$0	$6,175,000	$0
Payment to Seller	$7,420,000	$7,420,000	$7,420,000

(C)           Revised Drawdown Schedule (with prepayment of Loan E from funds on Restricted Deposit Equity Account after delivery of Ship E)

	Ship D	Ship E		Ship F
Delivery Advance	$7,420,000	$5,000,000	*	$7,420,000
Equity	$0	$2,420,000	*	$0
Payment to Seller	$7,420,000	$7,420,000		$7,420,000

*                 re-drawing of amount prepaid/increase of equity to be applied for Ship D and Ship F

Schedule 4

Term Sheet

Schedule 5

Global Term Sheet